Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (as amended, the “Agreement”) is made as of this 17th day of January, 2012 by and among GENERAL ELECTRIC RAILCAR SERVICES CORPORATION, a corporation organized under the laws of the State of Delaware (“Seller”), PACER INTERNATIONAL, INC., a corporation organized under the laws of the State of Tennessee (“Assignor”), and PACER STACKTRAIN, INC., a corporation organized under the laws of the State of Tennessee (“Buyer”). Seller is the owner of certain items of railroad rolling stock, which Buyer desires to purchase and Seller desires to sell.

RECITALS

WHEREAS, Seller has leased certain railcars to Assignor, Buyer’s parent corporation, pursuant to

(a)	Amended and Restated Equipment Schedule No. 1 dated as of October 12, 2001 between Seller and Assignor (“Equipment Schedule 1”);

(b)	Amended and Restated Equipment Schedule No. 2 dated as of November 14, 2001 between Seller and Assignor (“Equipment Schedule 2”);

(c)	Amended and Restated Equipment Schedule No. 3 dated as of December 21, 2001 between Seller and Assignor (“Equipment Schedule 3”); and

(d)	Amended and Restated Equipment Schedule No. 4 dated as of December 21, 2001 between Seller and Assignor (“Equipment Schedule 4”)

each of which incorporates by reference that certain Railcar Lease Agreement dated as of September 25, 2001 between Seller and Assignor, which Railcar Lease Agreement includes Rider No. 1 dated as of September 25, 2001 between Seller and Assignor and Rider No. 2 dated as of September 25, 2001 between Seller and Assignor (collectively, as amended, the “Leases”);

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the railcars that are subject to the Leases;

Now, therefore, for and in consideration of the premises and the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor, Buyer and Seller hereby agree as follows:

1.	PURCHASE AND SALE OF ASSETS

1.1 Assignment. Assignor hereby assigns, transfers and delivers to Buyer all of Assignor’s rights under the Leases to purchase the Railcars (as defined below) from Seller and to be named as the buyer in Seller’s bills of sale for the Railcars; provided, however, that Assignor shall remain liable for any obligations arising under the Leases, including but not limited to rent and indemnity obligations, incurred or accrued prior to the Closing, and further provided that the assignment in this Section 1.1. shall be null and void in the event that the transaction contemplated in Section 1.3 does not occur on the Closing Date.

1.2 Consent. Seller hereby consents to the assignment in Section 1.1.

1.3 The Transaction. At the Closing (as hereinafter defined), subject to the terms and conditions hereof, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest of Seller, both legal and equitable, in, to or arising from the Purchased Assets (as hereinafter defined).

1.4 Purchased Assets. The “Purchased Assets” are collectively the railcars subject to any of the Leases (such railcars hereinafter collectively referred to as the “Railcars” and individually as a “Railcar”), excluding any railcars previously subject to any of the Leases that on or prior to the date hereof (as hereinafter defined) have been destroyed, damaged beyond economic repair (in accordance with the provisions of Rule 107 of the Interchange Rules of the Association of American Railroads), lost, stolen or requisitioned by governmental authority (hereinafter “Casualty Railcars”). Assignor, Buyer and Seller acknowledge that, to the best knowledge of each party, there are currently Two-Hundred and Forty Eight (248) Railcars, which includes Thirty–Five (35) Railcars under Equipment Schedule 1, Ninety-Three (93) Railcars under Equipment Schedule 2, Seventy-Two (72) Railcars under Equipment Schedule 3 and Forty-Eight (48) Railcars under Equipment Schedule 4, each as listed on Schedule 1 to this Agreement.

2.	PURCHASE PRICE; PAYMENT; PURCHASE PRICE ADJUSTMENTS

2.1 Purchase Price. The purchase price to be paid by Buyer for the Railcars shall be an amount in immediately available United States funds equal to Twenty Six Million, Five Hundred Eight Thousand Four Hundred Ninety Eight Dollars and Fifty Cents ($26,508,498.50) (which amount is determined based on a price of $106,836.94 per Railcar under Equipment Schedule 1, $106,602.71 per Railcar under Equipment Schedule 2, $107,126.28 per Railcar under Equipment Schedule 3 and $107,126.28 per Railcar under Equipment Schedule 4 (the “Purchase Price”)). No portion of the monthly rental paid or payable by Assignor or Buyer with respect to any of the Railcars will be credited against the Purchase Price. If after the date of Closing it is determined that any Railcar purchased by Buyer was a Casualty Railcar (and such Casualty arose prior to the Closing Date), then Seller shall refund to Buyer $106,836.94 for each such Casualty Railcar under Equipment Schedule 1, $106,602.71 for each such Casualty Railcar under Equipment Schedule 2, $107,126.28 for each such Casualty Railcar under Equipment Schedule 3 and $107,126.28 for each such Casualty Railcar under Equipment Schedule 4.

2.2 Taxes. All federal, state and local sales, use, stamp, transfer, license, documentary or other similar taxes, fees or duties (including, without limitation, any penalties, interest or expenses with respect thereto) arising out of the Transaction, including without limitation from the sale, use, payment, shipment, delivery or transfer of title as provided hereunder but excluding any taxes, fees or duties calculated by reference to Seller’s net income

(“Taxes”) shall be the responsibility of Buyer. If Seller receives a claim or other communication from any taxing authority with respect to any Tax for which Buyer or Assignor would be liable under this Section 2.2, Seller shall give Buyer or Assignor prompt written notice thereof, and if requested by Buyer or Assignor, Seller will, at Buyer’s or Assignor’s expense, take such action as Buyer or Assignor may reasonably request with respect to such claim, and any payment by Seller of such Tax will be made under protest, if protest is necessary and proper; provided however that the failure to provide such notice shall not release the Buyer or Assignor from any of its obligations under this Agreement except to the extent the Buyer or Assignor is actually prejudiced by such failure. If payment of the Tax is made, Seller will, at Buyer’s or Assignor’s expense, take such action as Buyer or Assignor may reasonably request to recover such payment and will, if reasonably requested, permit Buyer or Assignor (in Seller’s name) to file a claim or bring an action to recover such payment. If and to the extent that Seller receives a refund or recovery of any such Tax, Seller will pay promptly to Buyer or Assignor the amount of such refund plus any interest thereon received by Seller.

3.	THE CLOSING AND TRANSFER OF RAILCARS

3.1 Closing. The “Closing” for the purchase and sale of the Railcars described in Section 1.1 (the “Transaction”) is defined as the time when the conditions precedent to closing, the exchange of relevant documents, and the payment of the Purchase Price have all been completed. The date on which the Closing actually occurs shall be defined as the “Closing Date”, and will take place on January 17, 2012. Delivery of signed agreements may occur by fax, email transmission or overnight courier. In the event the Closing does not occur on January 17, 2012, this Agreement shall become null and void.

3.2 Conditions Precedent to Closing by Buyer. The obligation of Buyer to consummate the Transaction is subject to the satisfaction of all of the following conditions precedent, in each case to the satisfaction of Buyer:

(a)	This Agreement. Seller and Assignor shall have executed and delivered this Agreement to Buyer.

(b)	Bill of Sale. Seller shall have executed and delivered to Buyer a Bill of Sale for the Railcars in the form of Exhibit A hereto (the “Bill of Sale”).

(c)	Absence of Default. On the Closing Date, no Default (as such term is defined in the Leases) shall have occurred and then be continuing.

3.3 Conditions Precedent to Closing by Seller. The obligation of Seller to consummate the Transaction is subject to the satisfaction of all of the following conditions precedent, in each case to the satisfaction of Seller:

(a)	This Agreement. Buyer and Assignor shall have executed and delivered this Agreement to Seller.

(b)	Purchase Price, Seller shall have received from Buyer the Purchase Price for the Railcars by wire transfer to GENERAL ELECTRIC RAILCAR SERVICES CORPORATION at .

3.4 Transaction Timing. The time the Transaction occurs on the Closing Date shall be the “Effective Time.” Buyer, Assignor and Seller agree that no party shall accrue any further obligations arising under the Leases after the Effective Time; provided that nothing herein shall constitute (a) a waiver or forgiveness of any amounts payable by Assignor under the Leases with respect to the Railcars for events or circumstances arising through the Effective Time, including without limitation rental payments owing through the Effective Time, or (b) any waiver, reduction or forgiveness of the Leases (or any portion thereof) with respect to the railroad equipment subject thereto other than the Railcars. Notwithstanding the foregoing, indemnification claims as provided or permitted in the Leases with respect to events or circumstances occurring to any of the Railcars prior to the Effective Time shall be governed by the indemnity provisions of the Leases, even if any such claim is brought subsequent to the Effective Time.

3.5 Waiver. Each party hereto may waive in writing any of the conditions precedent specified for such party above; provided, however, that such waiver shall not be deemed to constitute the relinquishment by such party of any claim against the other party hereto subsequent to the Closing for the breach of any representation, warranty or covenant with respect to which such waiver is given.

4.	ALLOCATION OF REVENUES AND EXPENSES

Notwithstanding anything contained in this Agreement to the contrary, all current property taxes with respect to each of the Railcars that are due shall be prorated between the Seller and Assignor as of the Closing Date.

5.	WARRANTY OF SELLER.

AS OF THE CLOSING DATE, SELLER WARRANTS THAT IT IS CONVEYING WHATEVER TITLE IN THE RAILCARS WAS ORIGINALLY CONVEYED TO SELLER, AND THAT THE RAILCARS ARE FREE AND CLEAR OF ALL CLAIMS, LIENS, ATTACHMENTS, RIGHTS OF OTHERS OR LEGAL PROCESSES CREATED BY OR THROUGH SELLER. THIS WARRANTY SHALL SURVIVE THE DELIVERY OF THE RAILCARS AND THE BILL OF SALE.

6.	DISCLAIMER OF WARRANTY

THE PURCHASED ASSETS ARE TRANSFERRED “AS IS” “WHERE IS”. EXCEPT AS SET FORTH IN SECTION 5 OF THIS AGREEMENT, SELLER DOES NOT MAKE AND SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY,

EXPRESS OR IMPLIED, NOW OR HEREAFTER AS TO THE VALUE, CONDITION, DESIGN, OPERATION, TITLE TO, MERCHANTABILITY, FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, MAINTENANCE OR MARKETABILITY OF ANY PURCHASED ASSET OR THE QUALITY OF THE MATERIAL OR WORKMANSHIP IN, OR THE ABSENCE OF ANY DEFECT IN, ANY PURCHASED ASSET, OR ANY WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

7.	INDEMNITY OF BUYER.

Buyer shall indemnify and hold Seller harmless from and against any and all costs, claims, liabilities, loss and causes of action, including but not limited to attorneys’ and paralegal fees (collectively, the “Seller’s Claims”) arising from events occurring on the Closing Date or at any time thereafter, with respect to the condition, repair, leasing, sale, operation, utility, use, cleaning, destruction, scrapping, ownership or management of the Purchased Assets, including without limitation any liability arising from the transportation, storage or release from any of the Purchased Assets of any substance. Upon payment of such indemnity, Buyer shall be subrogated to Seller’s rights against any third parties respecting such Seller’s Claims, and Seller shall cooperate with Buyer in all reasonable respects to enable Buyer to obtain the benefits of such subrogation. Buyer’s obligations under this Section 7 shall survive any sale or other transfer of any of the Transferred Assets to any other party.

8.	FURTHER ASSURANCES AND ACTIONS

8.1 Acts. Seller shall make, do and execute or cause to be made, done and executed, in any case at Buyer’s expense, all such further reasonable acts, deeds and assurances as Buyer or Buyer’s counsel may, at any time or from time to time, deem requisite for more effectively conveying the Railcars to Buyer as aforesaid and according to the intent and meaning of this Agreement.

8.2 Execution of Documents. Without limiting the generality of the foregoing, Seller shall execute all documents for each Railcar as may be required under the Rules of the Association of American Railroads, and as provided by Buyer, necessary to transfer the Railcars to Buyer, it being understood that the execution of any such document or certificate shall not be deemed to constitute any warranty or representation with respect to the Railcars.

9.	COMPLIANCE WITH APPLICABLE LAW

The Buyer shall for so long as any of the Purchased Assets operate in interchange service, cause all such Purchased Assets to comply with all applicable provisions of applicable federal, state, provincial and local laws, regulations, rules, orders and other requirements in any pertinent jurisdiction (“Applicable Laws”) and the AAR Interchange Rules.

10.	DELIVERY

The Railcars shall be deemed delivered to Buyer on the applicable Closing Date in such jurisdictions and places as the Railcars shall then be located. Transfer of title of the Railcars will occur upon delivery to Buyer on the Closing Date at the location of each Railcar as determined by both parties.

11.	RECORDS

As soon as practicable after the Closing Date, Seller shall furnish Buyer with those documents in the possession of Seller, if any, as Buyer may reasonably request and as are reasonably necessary for the administration of the applicable Purchased Assets, including, without limitation, mechanical records, maintenance records and car drawings.

12.	SURVIVAL

The representations and warranties herein contained shall be deemed remade as of the Closing with respect to the Purchased Assets and shall survive such Closing. Any provision that is not by its terms limited to the period prior to Closing shall survive the Closing.

13.	SUCCESSORS AND ASSIGNS

This Agreement shall inure to the benefit of and be binding upon, and be enforceable by the parties hereto, and their respective successors, administrators and assigns.

14.	SEVERABILITY

Any term, condition or provision of this Agreement that is, or is deemed to be, void, prohibited or unenforceable in any jurisdiction is, as to such jurisdiction, severable herefrom, and is ineffective to the extent of such avoidance, prohibition and unenforceability without in any way invalidating the remaining terms, conditions and provisions hereof. Any such avoidance, prohibition and unenforceability in any jurisdiction does not invalidate or render unenforceable such term, condition or provision in any other jurisdiction.

15.	HEADINGS

The article, section and paragraph headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

16.	WAIVERS

This Agreement shall not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by Buyer, Assignor and Seller, and such alteration, modification, amendment, supplement or termination shall only be effective in the specific instance and for the specific purpose given.

17.	GOVERNING LAW

THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF ILLINOIS, SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, THE INTERNAL LAWS OF SUCH STATE WITHOUT REFERENCE TO CONFLICT OF LAWS, AND THIS AGREEMENT SHALL BE DEEMED IN ALL RESPECTS TO BE A CONTRACT OF SUCH STATE. SELLER AND BUYER HEREBY CONSENT TO THE JURISDICTION OF THE COURTS OF SUCH STATE AND THE FEDERAL COURTS SITUATED IN SUCH STATE, EXPRESSLY WAIVING TO ANY OTHER JURISDICTION THAT MAY CORRESPOND TO THEM BY REASON OF THEIR PRESENT OR THEIR FUTURE DOMICILE OR ANY OTHER REASON.

18.	NOTICES

All notices, claims, requests and other communications under this Agreement shall be in writing and shall be deemed received three business days after being sent via a reputable overnight courier in a manner to cause delivery on the following day. The addresses for notice, unless changed by notice in accordance herewith, are as follows:

If to Seller:

General Electric Railcar Services Corporation

161 North Clark Street

Chicago, IL 60601

Attn: General Counsel

If to Buyer:

Pacer Stacktrain, Inc.

6805 Perimeter Drive

Dublin, Ohio 43016

Attn: Treasurer

If to Assignor:

Pacer International, Inc.

6805 Perimeter Drive

Dublin, Ohio 43016

Attn: Treasurer

19.	ENTIRE AGREEMENT

This Agreement, the Schedules and Exhibits hereto contains the entire agreement and understanding among the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements, understanding and representations, oral or written.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, but all of such counterparts together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, Seller, Assignor and Buyer have executed this Agreement as of the day and year first hereinabove set forth.

BUYER:		SELLER:

PACER STACKTRAIN, INC.		GENERAL ELECTRIC RAILCAR SERVICES CORPORATION

By:	/s/ John J. Hafferty	By:	/s/ Michelle DeMita

Name:	John J. Hafferty	Name:	Michelle DeMita

Title:	Chief Financial Officer	Title:	Vice President

ASSIGNOR:

PACER INTERNATIONAL, INC.

By:	/s/ John J. Hafferty

Name:	John J. Hafferty

Title:	Chief Financial Officer